Exhibit 99.1

Strong Turnout, Record-Setting Numbers, Strong NFT Wearables Demand Highlight B2FS 153 at The Aquarium Casino in the Metaverse

TAMPA, FL, March 29, 2022 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital, Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is excited to announce that the global metaverse debut of the B2 Fighting Series (“B2FS”) on Saturday, March 26, surpassed Company expectations, as did the live event in Dothan, Alabama, which set a new B2FS record for total revenues generated at an inaugural event in a new city.

In addition to showcasing the B2FS in both the metaverse and in Dothan for the first time, the Company also broke ground by distributing bespoke non-fungible tokens (“NFTs”) for the first time. More than 50 avatars were seen at the virtual B2FS 153 event wearing the Company’s digital “B2 Fighter” avatar body design NFT wearable.

The Company will offer additional NFTs at upcoming events, including branded digital goods, fight video clip NFTs, and other high-impact digital marketing strategies to be introduced over coming months in partnership with Metaskins Studios (“Metaskins”).

“B2FS 153 was a tremendous way to kick off our metaverse strategy, as well as an excellent debut in a new location in the physical world,” stated Greg P. Bell, CEO and Chairman of B2 Digital. “We have already received hundreds of requests from new fans about when our next metaverse event will take place. B2FS 153 broke new ground for the Company. It was also an important event in terms of providing positive feedback about our brand growth process: We set a new Company record for total sales in a new market and saw a very strong turnout at the Aquarium Casino for our virtual event, including far more demand for our B2 Fighter skin digital wearable than we had been anticipating for a metaverse event debut.”

B2FS 153 expanded the Company’s total distribution platform to new breadth, with live in-person attendance in Alabama and live in-person virtual attendance in Vegas City, Decentraland, as well as streaming coverage over Apple TV, Amazon Fire TV, and pay-per-view (“PPV”).

Brandon ‘Hardrock’ Higdon, B2’s Matchmaker, commented, “The B2 Fighting Series rose to new heights on Saturday night, making a big splash virtually at The Aquarium Casino and in front of a packed house in the real world at the Dothan City Civic Center. The gem of the night was the highly anticipated Main Event, which saw two warriors go the distance in a tight back-and-forth battle that brought the crowd to its feet over and over again. In the end, Chuka “The Lion King” Willis climbed to 11-6-0 over a very game Nathan “Nasty” Williams in a hard-fought unanimous decision. A new champ was also crowned as Stephen Owens put on a dominant performance to write himself into the B2 Fighting Series history books as the new reigning Amateur Flyweight Champ. But the fight of the night had to be the Female Bantamweight battle between Mahogany Gaines and Amanda Hedberg, who walked away with the decision. These two female warriors showed the crowd what pure skill, heart, and true grit look like in a cage.”

The B2 Fighting Series will be back in action this weekend at B2FS 154 (April 2) at the Suburban Collection Showplace in Novi, Michigan. For those who missed out on any of the recent B2FS events, replays are now available to watch on the B2 Fighting Series OTT Apps: Apple TV and Amazon Fire.

About B2Digital Inc.
B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The Official B2 Training Facilities Network, which is comprised of ONE MORE Gym and Spartan Fitness. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 20 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

The B2 Training Facilities segment operates primarily through its ONE More Gym brand and its Spartan Fitness Facilities brand. The Company currently operates five ONE More Gym locations, with plans to continue to scale up the B2 Training Facilities segment at a pace of 15 new locations over the next 3 years. Both ONE MORE Gym and Spartan Fitness locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

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For more information about B2Digital, visit the Company’s website at www.B2FS.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.B2FS.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com

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